QuickLinks -- Click here to rapidly navigate through this document

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-105766

PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated August 26, 2003)

        This prospectus supplement supplements the prospectus dated August 26, 2003, as supplemented by prospectus supplement No. 1 dated September 9, 2003, of Yahoo! Inc. relating to the resale from time to time by selling securityholders of our Zero Coupon Senior Convertible Notes due 2008 held by certain securityholders and the shares of our common stock issuable upon conversion of the Notes. This prospectus supplement should be read in conjunction with the prospectus, as supplemented, and this prospectus supplement is qualified by reference to the prospectus, as supplemented, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus, as supplemented.

        The SECURITIES offered in the prospectus involve a high degree of risk. You should carefully consider the "Risk Factors" referenced on page 5 of the prospectus in determining whether to purchase the Yahoo! Inc. Zero Coupon Senior Convertible Notes due 2008 or the Common Stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

        The section of the prospectus entitled "Selling Securityholders" on pages 46 – 51 of the prospectus is amended and restated in its entirety to read as follows:

SELLING SECURITYHOLDERS

        The Notes were originally issued to and resold by Credit Suisse First Boston LLC in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by them to be "qualified institutional buyers," as defined by Rule 144A under the Securities Act and Regulation S. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the Notes and the common stock into which the Notes are convertible. When we refer to the "selling securityholders" in this prospectus, we mean those persons listed in the table below, as well as their transferees, pledgees, donees or successors.

        The table below sets forth the name of each selling securityholder, the principal amount of Notes at maturity that each selling securityholder may offer pursuant to this prospectus and the number of shares of common stock into which the Notes are convertible. Unless set forth below, none of the selling securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

        We have prepared the following tables based on information given to us by the selling securityholders on or before September 25, 2003. The selling securityholders may offer, pursuant to this prospectus, all or some portion of the Notes or common stock listed below, as a result, no estimate can be given as to the amount of Notes or common stock that will be held by the selling securityholders upon consummation of any sales.

        Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in prospectus supplements if and when necessary.

SELLING SECURITYHOLDERS TABLE

Selling Securityholder	Principal Amount at Maturity of Notes Beneficially Owned and Offered	Percentage of Outstanding Notes	Common Stock Issuable Upon Conversion of the Notes that May Be Sold(1)	Percentage of Shares of Common Stock Outstanding(2)
AIG DKR SoundShore Opportunity Holding Fund Ltd.	$3,000,000	*	73,171	*
AIG DKR SoundShore Strategic Holding Fund Ltd.	$3,000,000	*	73,171	*
Alexandra Global Master Fund LTD	$5,000,000	*	121,951	*
American AAdvantage Funds	$190,000	*	4,634	*
Arbitex Master Fund, L.P.	$27,000,000	3.60%	658,535	*
Arpeggio Fund	$8,500,000	1.13%	207,317	*
Aventis Pension Master Trust	$260,000	*	6,341	*
Bank Austria Cayman Islands, LTD	$7,000,000	*	170,731	*
Bank of America Pension Plan	$1,000,000	*	24,390	*
Barclays Global Investors Ltd.	$1,000,000	*	24,390	*
Bear, Stearns & Co. Inc.	$5,000,000	*	121,951	*
Boilermaker – Blacksmith Pension Trust	$1,350,000	*	32,927	*
CALAMOS® Convertible Fund – CALAMOS® Investment Trust	$12,200,000	1.63%	297,560	*
CALAMOS® Convertible Growth and Income Fund – CALAMOS® Investment Trust	$12,800,000	1.71%	312,195	*
CALAMOS® Convertible Portfolio – CALAMOS® Advisors Trust	$165,000	*	4,024	*
CALAMOS® Global Convertible Fund – CALAMOS® Investment Trust	$230,000	*	5,610	*
CEMEX Pension Plan	$125,000	*	3,049	*
City of Albany Pension Plan	$140,000	*	3,415	*
City of Knoxville Pension System	$300,000	*	7,317	*
Consulting Group Capital Market Funds	$1,000,000	*	24,390	*
Credit Suisse First Boston LLC	$25,000,000	3.33%	609,755	*
CSU Limited	$1,700,000	*	41,463	*
Deep Rock & Co.	$1,000,000	*	24,390	*
Delta Airlines Master Trust	$1,400,000	*	34,146	*
Delta Pilots Disability and Survivorship Trust	$400,000	*	9,756	*
Deutsche Bank Securities Inc.	$500,000	*	12,195	*
Dodeca Fund, L.P.	$1,025,000	*	25,000	*
Dorinco Reinsurance Company	$750,000	*	18,293	*
Drake Offshore Master Fund Ltd.	$10,000,000	1.33%	243,902	*
Duckbill & Co.	$500,000	*	12,195	*
Gasner Investors Holdings Ltd.	$1,000,000	*	24,390	*
General Motors Welfare Benefit Trust	$3,000,000	*	73,171	*
GMAM Group Pension Trust	$500,000	*	12,195	*
Goldman Sachs & Co. Profit Sharing Master Trust	$1,007,000	*	24,561	*
Guggenheim Portfolio Co. XV, LLC	$1,500,000	*	36,585	*
Highbridge International LLC	$25,000,000	3.33%	609,755	*
IMF Convertible Fund	$1,000,000	*	24,390	*
Inflective Convertible Opportunity Fund I, L.P.	$25,000	*	610	*
KBC Convertible Arbitrage Fund	$30,800,000	4.11%	751,218	*
KBC Convertible Mac28 Fund, Ltd.	$2,800,000	*	68,293	*
KBC Financial Products USA Inc.	$3,760,000	*	91,707	*
Kettering Medical Center Funded Depreciation Account	$80,000	*	1,951	*

Knoxville Utilities Board Retirement System	$130,000	*	3,171	*
Lehman Brothers Inc.	$9,500,000	1.27%	231,707	*
Louisiana Workers' Compensation Corporation	$350,000	*	8,537	*
Lyxor Master Fund	$2,000,000	*	48,780	*
Macomb County Employees' Retirement System	$290,000	*	7,073	*
Man Convertible Bond Master Fund, Ltd.	$15,032,000	2.00%	366,633	*
Melody IAM, Ltd	$1,400,000	*	34,146	*
Nomura Securities International	$2,000,000	*	48,780	*
OZ Convertible Master Fund, Ltd.	$4,389,000	*	107,049	*
OZ MAC 13 Ltd.	$1,157,000	*	28,219	*
OZ Master Fund, Ltd.	$50,947,000	6.79%	1,242,608	*
Peoples Benefit Life Insurance Company Teamsters	$3,000,000	*	73,171	*
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	$680,000	*	16,585	*
Prisma Foundation	$40,000	*	976	*
Ramius Capital Group	$1,000,000	*	24,390	*
Ramius Master Fund, LTD	$11,575,000	1.54%	282,317	*
Ramius Partners II, LP	$300,000	*	7,317	*
Ramius, LP	$200,000	*	4,878	*
RCG Baldwin, LP	$800,000	*	19,512	*
RCG Halifax Master Fund, LTD	$1,500,000	*	36,585	*
RCG Latitude Master Fund, LTD	$11,575,000	1.54%	282,317	*
RCG Multi Strategy Master Fund, LTD	$650,000	*	15,854	*
Retail Clerks Pension Trust	$3,000,000	*	73,171	*
Retail Clerks Pension Trust #2	$1,000,000	*	24,390	*
Rhapsody Fund, LP	$13,960,000	1.86%	340,487	*
Salomon Brothers Asset Management, Inc.	$10,000,000	1.33%	243,902	*	(3)
SCI Endowment Care Common Trust Fund – First Union	$35,000	*	854	*
SCI Endowment Care Common Trust Fund – National Fiduciary Services	$190,000	*	4,634	*
SCI Endowment Care Common Trust Fund – Suntrust	$80,000	*	1,951	*
South Dakota Retirement System	$5,000,000	*	121,951	*
SPT	$1,700,000	*	41,463	*
St. Albans Partners Ltd.	$4,000,000	*	97,561	*
St. Thomas Trading, Ltd.	$24,968,000	3.33%	608,975	*
The California Wellness Foundation	$400,000	*	9,756	*
The Dow Chemical Company Employees' Retirement Plan	$2,700,000	*	65,854	*
The Fondren Foundation	$145,000	*	3,537	*
UBS A6 London Branch	$64,000,000	8.53%	1,560,973	*
UBS Securities LLC	$100,000	*	2,439	*
Union Carbide Retirement Account	$1,200,000	*	29,268	*
United Food and Commercial Workers Local 1262 and Employers Pension Fund	$600,000	*	14,634	*
Univar USA Inc. Retirement Plan	$300,000	*	7,317	*
Wachovia Bank National Association	$10,000,000	1.33%	243,902	*

White River Securities L.L.C.	$5,000,000	*	121,951	*
WPG Convertible Arbitrage Overseas Master Fund	$750,000	*	18,293	*
WPG MSA Convertible Arbitrage Fund	$250,000	*	6,098	*
Xavex Convertible Arbitrage #5	$900,000	*	21,951	*
Yield Strategies Fund I, L.P.	$2,000,000	*	48,780	*
Yield Strategies Fund II, L.P.	$1,000,000	*	24,390	*
Zurich Institutional Benchmarks MASTER Fund c/o Alexandra Investment Mgmt LLC	$5,000,000	*	121,951	*
Unnamed securityholders or any future transferees, pledgees, donees or successors of or from any such unnamed securityholder	$271,200,000	36.16%	6,614,655	1.07%
Total	$750,000,000	100%	18,292,683	2.90%

*
Less than one percent (1%).

(1)
Assumes conversion of all of the holder's Notes at a conversion rate of 24.3902 shares of common stock per $1,000 principal amount at maturity of the Notes. This conversion rate is subject to adjustment as described under "Description of the Notes—Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the Notes may increase in the future. Excludes shares of common stock that may be issued by us upon the repurchase of the Notes and fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the Notes, as described under "Description of the Notes—Conversion Rights."

(2)
Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 612,731,826 shares of common stock outstanding as of September 24, 2003. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's Notes, but we did not assume conversion of any other holder's Notes.

(3)
Salomon Brothers Asset Management, Inc. acts as discretionary investment advisor with respect to the following accounts that hold the indicated principal amounts of Notes: Citigroup Pension Fund CAP Arbitrage ($393,000); SB Diversified Arbitrage Strategies ($1,570,000); SB Enhanced Arbitrage Strategies ($413,000); GM Pension ($211,000); GM Veba ($632,000); SB Market Neutral Arbitrage ($628,000); SB Multi Strategy Arbitrage ($6,153,000).

VOTING/INVESTMENT CONTROL TABLE

Selling Securityholder	Natural person or persons with voting or dispositive power
AIG DKR SoundShore Opportunity Holding Fund Ltd.	Manan Rawal
AIG DKR SoundShore Strategic Holding Fund Ltd.	Manan Rawal
Alexandra Global Master Fund LTD	*
American AAdvantage Funds	Nick Calamos
Arbitex Master Fund, L.P.	Clark K. Hunt, Jonathan Bren and Ken Tananbaum
Arpeggio Fund	*
Aventis Pension Master Trust	Nick Calamos
Bank Austria Cayman Islands, LTD	Alex Adair
Bank of America Pension Plan	*
Barclays Global Investors Ltd.	*
Bear, Stearns & Co. Inc.	*
Boilermaker—Blacksmith Pension Trust	Nick Calamos
CALAMOS® Convertible Fund—CALAMOS® Investment Trust	Nick Calamos
CALAMOS® Convertible Growth and Income Fund—CALAMOS® Investment Trust	Nick Calamos
CALAMOS® Convertible Portfolio—CALAMOS® Advisors Trust	Nick Calamos
CALAMOS® Global Convertible Fund—CALAMOS® Investment Trust	Nick Calamos
CEMEX Pension Plan	Nick Calamos
City of Albany Pension Plan	Nick Calamos
City of Knoxville Pension System	Nick Calamos
Consulting Group Capital Market Funds	*
Credit Suisse First Boston LLC	*
CSU Limited	*
Deep Rock & Co.	*
Delta Airlines Master Trust	Nick Calamos
Delta Pilots Disability and Survivorship Trust	Nick Calamos
Deutsche Bank Securities Inc.	*
Dodeca Fund, L.P.	Thomas J. Ray
Dorinco Reinsurance Company	Nick Calamos
Drake Offshore Master Fund Ltd.	*
Duckbill & Co.	*
Gasner Investors Holdings Ltd.	*
General Motors Welfare Benefit Trust	*
GMAM Group Pension Trust	*
Goldman Sachs & Co. Profit Sharing Master Trust	Daniel S. Och
Guggenheim Portfolio Co. XV, LLC	Alex Adair
Highbridge International L.L.C.	*
IMF Convertible Fund	*
Inflective Convertible Opportunity Fund I, L.P.	Thomas J. Ray
KBC Convertible Arbitrage	Andy Preston
KBC Convertible Mac28, Ltd.	Andy Preston
KBC Financial Products USA Inc.	Luke Edwards
Kettering Medical Center Funded Depreciation Account	Nick Calamos
Knoxville Utilities Board Retirement System	Nick Calamos

Lehman Brothers Inc.	*
Louisiana Workers' Compensation Corporation	Nick Calamos
Lyxor Master Fund	Clark K. Hunt, Jonathan Bren and Ken Tananbaum
Macomb County Employees' Retirement System	Nick Calamos
Man Convertible Bond Master Fund, Ltd.	J.T. Hansen and John Null
Melody IAM, Ltd.	Andy Preston
Nomura Securities International	*
OZ Convertible Master Fund, Ltd.	Daniel S. Och
OZ MAC 13 Ltd.	Daniel S. Och
OZ Master Fund, Ltd.	Daniel S. Och
Peoples Benefit Life Insurance Company Teamsters	*
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	Nick Calamos
Prisma Foundation	Nick Calamos
Ramius Capital Group	Alex Adair
Ramius Master Fund, LTD	Alex Adair
Ramius Partners II, LP	Alex Adair
Ramius, LP	Alex Adair
RCG Baldwin, LP	Alex Adair
RCG Halifax Master Fund, LTD	Alex Adair
RCG Latitude Master Fund, LTD	Alex Adair
RCG Multi Strategy Master Fund, LTD	Alex Adair
Retail Clerks Pension Trust	*
Retail Clerks Pension Trust #2	*
Rhapsody Fund, L.P.	*
Salomon Brothers Asset Management, Inc.	*
SCI Endowment Care Common Trust Fund—First Union	Nick Calamos
SCI Endowment Care Common Trust Fund—National Fiduciary Services	Nick Calamos
SCI Endowment Care Common Trust Fund—Suntrust	Nick Calamos
South Dakota Retirement System	Chris Huisken and Matthew Clark
SPT	Nick Calamos
St. Albans Partners Ltd.	*
St. Thomas Trading, Ltd.	J.T. Hansen and John Null
The California Wellness Foundation	Nick Calamos
The Dow Chemical Company Employees' Retirement Plan	Nick Calamos
The Fondren Foundation	Nick Calamos
UBS A6 London Branch	*
UBS Securities LLC	*
Union Carbide Retirement Account	Nick Calamos
United Food and Commercial Workers Local 1262 and Employers Pension Fund	Nick Calamos
Univar USA Inc. Retirement Plan	Nick Calamos
Wachovia Bank National Association	*
White River Securities L.L.C.	*
WPG Convertible Arbitrage Overseas Master Fund	*

WPG MSA Convertible Arbitrage Fund	*
Xavex Convertible Arbitrage #5	Alex Adair
Yield Strategies Fund I, L.P.	*
Yield Strategies Fund II, L.P.	*
Zurich Institutional Benchmarks MASTER Fund c/o Alexandra Investment Mgmt LLC	*

*
The securityholder has informed Yahoo! that there is no natural person with voting or investment power over the respective Notes.

        Generally, only selling securityholders identified in the foregoing Selling Securityholders Table who beneficially own the securities set forth opposite their respective names may sell offered securities under the registration statement of which this prospectus forms a part. We may from time to time include additional selling securityholders in an amendment to this registration statement or a supplement to this prospectus.

The date of this prospectus supplement is September 26, 2003.

QuickLinks

SELLING SECURITYHOLDERS